Exhibit 99.1

GMS REPORTS THIRD QUARTER FISCAL 2023 RESULTS

Strong Multi-Family, Improving Commercial Activity, Resilient Pricing and Continued Complementary Product Momentum Drives Sales, Gross Profit and Adjusted EBITDA Growth

Tucker, Georgia, March 2, 2023. GMS Inc. (NYSE: GMS), a leading North American specialty building products distributor, today reported financial results for the fiscal third quarter ended January 31, 2023.

Third Quarter Fiscal 2023 Highlights

(Comparisons are to the third quarter of fiscal 2022)

•	Net sales of $1.2 billion increased 7.0%; organic net sales increased 6.4%.

•	19.9% multi-family and 5.6% commercial Wallboard volume growth in the U.S. helped to partially offset single-family volume declines of 10.6%.

•	Net income of $64.8 million, or $1.53 per diluted share, increased 5.5% compared to net income of $61.4 million, or $1.40 per diluted share; Adjusted net income of $78.3 million, or $1.85 per diluted share, compared to $76.5 million, or $1.74 per diluted share.

•	Adjusted EBITDA of $140.8 million increased $5.8 million, or 4.3%; Adjusted EBITDA margin was 11.4%, compared to 11.7%.

•	Cash provided by operating activities increased $76.9 million to $134.1 million; Free cash flow improved $82.3 million to $122.5 million.

•	Net debt leverage was 1.6 times, down from 2.3 times a year ago.

“We were pleased to deliver solid results for our fiscal third quarter, including heightened levels of net sales, net income, Adjusted EBITDA and cash flow,” said John C. Turner, Jr., President and Chief Executive Officer of GMS. “Continued strength in multi-family, improved commercial activity and continued expansion of Complementary Products helped to offset both the early stages of a slowdown in single-family construction as well as difficult weather conditions during the quarter.”

Turner continued, “At the end of December, we acquired Tanner Bolt & Nut, Inc. (“Tanner”) in Brooklyn, NY. Tanner is a leading distributor of tools and fasteners servicing primarily the five New York City Boroughs and Long Island. Complementing this acquisition is our new greenfield yard, also in Brooklyn, with a dedicated focus on Ceilings, which we opened in early January. Combined, these investments give us a meaningful presence in the New York City area and a base from which we intend to continue to invest and grow, demonstrating our ongoing commitment to our strategic priorities of expanding our footprint and growing our Complementary and core product sales.”

“As we look to close out fiscal 2023 at the end of April, it appears single-family demand will continue to soften while multi-family and commercial activity should improve seasonally with continuing year-over-year growth. During this period, we expect to see year-over-year pricing in Wallboard, Ceilings and Complementary Products remain resilient. Similar to this quarter however, pricing and volumes in Steel Framing will likely remain challenged.”

“Given these end market dynamics, subsequent to the end of the quarter, the Company implemented cost reduction initiatives to better align our operations with the current demand outlook. As phased in, these initiatives are expected to reduce fixed SG&A expenses by approximately $15 million on an annualized basis. Approximately $2.5 million in one-time execution costs related to these reductions will be recorded during our fiscal fourth quarter.”

“All considered, we continue to be well-positioned with the scale, wide range of product offerings and expertise to adjust as needed to service the demands of all of our customers and continue to grow our business over the longer term.”

Third Quarter Fiscal 2023 Results

Net sales for the third quarter of fiscal 2023 of $1.2 billion increased 7.0% as compared with the prior year quarter, primarily due to resilient pricing in Wallboard, Ceiling tiles and Complementary Products, strong levels of multi-family construction activity, a slowly recovering commercial construction environment and continued sales growth both organically and otherwise in Complementary Products. These results were partially offset by declining single-family construction demand and a challenging volume and pricing environment in Steel Framing. Organic net sales, which exclude the net sales of acquired businesses until the first anniversary of the acquisition date and the impact of foreign currency translation, increased 6.4%.

Year-over-year quarterly sales changes by product category were as follows:

·      Wallboard sales of $500.7 million increased 20.6% (up 21.2% on an organic basis).

·      Ceilings sales of $146.8 million increased 4.9% (up 5.2% on an organic basis).

·      Steel Framing sales of $234.5 million decreased (17.1)% (down (16.8)% on an organic basis).

·      Complementary Product sales of $352.6 million increased 11.7% (up 8.2% on an organic basis).

Gross profit of $402.2 million increased 9.4% compared to the third quarter of fiscal 2022 primarily due to the continued successful pass through of product inflation, improving commercial Wallboard sales, growth in the sales of Complementary Products, and incremental gross profit from acquisitions. Gross margin of 32.6% increased 70 basis points year-over-year with better-than-expected margins in Steel Framing on focused inventory management and project quoting as well as the execution on negotiated year-end volume incentives. End market mix and Complementary Product margins were also favorable in the quarter.

Selling, general and administrative (“SG&A”) expense leverage during the quarter was negatively impacted by demand pull-backs in single-family construction, resulting in a relative mix shift in end market volumes, which while favorable to gross margin, also require a higher operational cost to serve. In addition, inflationary wages, higher fuel and maintenance costs and disruptive weather conditions in several markets ultimately challenged our normal operational efficiency. As a result, SG&A expense as a percentage of net sales increased 80 basis points to 21.7% for the quarter compared to 20.9% in the third quarter of fiscal 2022. Adjusted SG&A expense as a percentage of net sales of 21.4% increased 100 basis points from 20.4% in the prior year quarter.

Net income increased 5.5% to $64.8 million, or $1.53 per diluted share, compared to net income of $61.4 million, or $1.40 per diluted share, in the third quarter of fiscal 2022. Adjusted net income was $78.3 million, or $1.85 per diluted share, compared to $76.5 million, or $1.74 per diluted share, in the third quarter of the prior fiscal year. Earnings per share outpaced net income as a result of the $100.4 million in share repurchases completed since the end of January 2022.

Adjusted EBITDA increased $5.8 million, or 4.3%, to $140.8 million compared to the prior year quarter. Adjusted EBITDA margin was 11.4%, compared with 11.7% for the third quarter of fiscal 2022.

Balance Sheet, Liquidity and Cash Flow

As of January 31, 2023, the Company had cash on hand of $186.7 million, total debt of $1.2 billion and $574.4 million of available liquidity under its revolving credit facilities. Net debt leverage was 1.6 times as of the end of the quarter, down from 2.3 times at the end of the third quarter of fiscal 2022.

The Company recorded significantly improved levels of cash flow for the quarter. Cash provided by operating activities and free cash flow were $134.1 million and $122.5 million, respectively, for the quarter ended January 31, 2023. For the quarter ended January 31, 2022, the Company recorded cash provided by operating activities and free cash flow of $57.2 million and $40.2 million, respectively.

During the quarter, the Company repurchased 656,670 shares of common stock for $33.2 million. As of January 31, 2023, the Company had $128.0 million of share repurchase authorization remaining.

Platform Expansion Activities

During the third quarter of fiscal 2023, the Company continued the execution of its platform expansion strategy with its first entries into the New York City market. These include the acquisition of Tanner Bolt & Nut, Inc. on December 30, 2022 and the opening of a Ceilings-focused greenfield location, expanding upon its existing vendor relationships in other Northeast markets.

In addition, during the quarter, the Company opened a greenfield yard location in Chester, VA and three new AMES store locations.

Conference Call and Webcast

GMS will host a conference call and webcast to discuss its results for the third quarter of fiscal 2023 ended January 31, 2023 and other information related to its business at 8:30 a.m. Eastern Time on Thursday, March 2, 2023. Investors who wish to participate in the call should dial 877-407-3982 (domestic) or 201-493-6780 (international) at least 5 minutes prior to the start of the call. The live webcast will be available on the Investors section of the Company’s website at www.gms.com. There will be a slide presentation of the results available on that page of the website as well. Replays of the call will be available through April 2, 2023 and can be accessed at 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13735726.

About GMS Inc.

Founded in 1971, GMS operates a network of approximately 300 distribution centers with extensive product offerings of Wallboard, Ceilings, Steel Framing and Complementary Products. In addition, GMS operates approximately 100 tool sales, rental and service centers, providing a comprehensive selection of building products and solutions for its residential and commercial contractor customer base across the United States and Canada. The Company’s unique operating model combines the benefits of a national platform and strategy with a local go-to-market focus, enabling GMS to generate significant economies of scale while maintaining high levels of customer service.

Use of Non-GAAP Financial Measures

GMS reports its financial results in accordance with GAAP. However, it presents Adjusted net income, free cash flow, Adjusted SG&A, Adjusted EBITDA, and Adjusted EBITDA margin, which are not recognized financial measures under GAAP. GMS believes that Adjusted net income, free cash flow, Adjusted SG&A, Adjusted EBITDA, and Adjusted EBITDA margin assist investors and analysts in comparing its operating performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s management believes Adjusted net income, Adjusted SG&A, free cash flow, Adjusted EBITDA and Adjusted EBITDA margin are helpful in highlighting trends in its operating results, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which the Company operates and capital investments. In addition, the Company utilizes Adjusted EBITDA in certain calculations in its debt agreements.

You are encouraged to evaluate each adjustment and the reasons GMS considers it appropriate for supplemental analysis. In addition, in evaluating Adjusted net income, Adjusted SG&A and Adjusted EBITDA, you should be aware that in the future, the Company may incur expenses similar to the adjustments in the presentation of Adjusted net income, Adjusted SG&A and Adjusted EBITDA. The Company’s presentation of Adjusted net income, Adjusted SG&A, Adjusted SG&A margin, Adjusted EBITDA, and Adjusted EBITDA margin should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. In addition, Adjusted net income, free cash flow, Adjusted SG&A and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in GMS’s industry or across different industries. Please see the tables at the end of this release for a reconciliation of Adjusted EBITDA, free cash flow, Adjusted SG&A and Adjusted net income to the most directly comparable GAAP financial measures.

When calculating organic net sales growth, the Company excludes from the calculation (i) net sales of acquired businesses until the first anniversary of the acquisition date, and (ii) the impact of foreign currency translation.

Forward-Looking Statements and Information

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “anticipate,” “believe,” “confident,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” or “should,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the markets in which GMS operates, including in particular residential and commercial construction, and the economy generally, pricing, volumes, the demand for the Company’s products, including Complementary Products, the Company’s strategic priorities and the results thereof, performance, growth, including in the New York City area, the Company’s cost reduction initiatives and results thereof contained in this press release may be considered forward-looking statements. The Company has based forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control, including current and future public health issues that may affect the Company’s business. Forward-looking statements involve risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section in the Company’s most recent Annual Report on Form 10-K, and in its other periodic reports filed with the SEC. In addition, the statements in this release are made as of March 2, 2023. The Company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectation or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to March 2, 2023.

Contact Information:

Investors:

Carey Phelps

ir@gms.com

770-723-3369

GMS Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2023	2022	2023	2022
Net sales	$1,234,618	$1,153,595	$4,025,150	$3,346,222
Cost of sales (exclusive of depreciation and amortization shown separately below)	832,370	785,823	2,723,681	2,270,747
Gross profit	402,248	367,772	1,301,469	1,075,475
Operating expenses:
Selling, general and administrative	267,380	241,040	814,063	685,652
Depreciation and amortization	31,419	29,750	96,085	86,867
Total operating expenses	298,799	270,790	910,148	772,519
Operating income	103,449	96,982	391,321	302,956
Other (expense) income:
Interest expense	(16,943)	(15,429)	(47,659)	(43,830)
Other income, net	1,966	1,041	5,458	2,771
Total other expense, net	(14,977)	(14,388)	(42,201)	(41,059)
Income before taxes	88,472	82,594	349,120	261,897
Provision for income taxes	23,697	21,211	91,722	64,951
Net income	$64,775	$61,383	$257,398	$196,946
Weighted average common shares outstanding:
Basic	41,578	43,094	42,119	43,106
Diluted	42,232	43,945	42,812	43,937
Net income per common share:
Basic	$1.56	$1.42	$6.11	$4.57
Diluted	$1.53	$1.40	$6.01	$4.48

GMS Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except per share data)

	January 31, 2023	April 30, 2022
Assets
Current assets:
Cash and cash equivalents	$186,663	$101,916
Trade accounts and notes receivable, net of allowances of $10,653 and $9,346, respectively	775,118	750,046
Inventories, net	586,651	550,953
Prepaid expenses and other current assets	19,215	20,212
Total current assets	1,567,647	1,423,127
Property and equipment, net of accumulated depreciation of $257,697 and $227,288, respectively	375,115	350,679
Operating lease right-of-use assets	153,524	153,271
Goodwill	693,871	695,897
Intangible assets, net	403,851	454,747
Deferred income taxes	21,343	17,883
Other assets	18,106	8,795
Total assets	$3,233,457	$3,104,399
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$314,349	$367,315
Accrued compensation and employee benefits	91,724	107,925
Other accrued expenses and current liabilities	117,737	127,938
Current portion of long-term debt	54,222	47,605
Current portion of operating lease liabilities	41,518	38,415
Total current liabilities	619,550	689,198
Non-current liabilities:
Long-term debt, less current portion	1,169,258	1,136,585
Long-term operating lease liabilities	110,240	112,161
Deferred income taxes, net	48,183	46,802
Other liabilities	55,530	55,155
Total liabilities	2,002,761	2,039,901
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01 per share, 500,000 shares authorized; 41,347 and 42,773 shares issued and outstanding as of January 31, 2023 and April 30, 2022, respectively	413	428
Preferred stock, par value $0.01 per share, 50,000 shares authorized; 0 shares issued and outstanding as of January 31, 2023 and April 30, 2022	—	—
Additional paid-in capital	451,210	522,136
Retained earnings	805,375	547,977
Accumulated other comprehensive loss	(26,302)	(6,043)
Total stockholders' equity	1,230,696	1,064,498
Total liabilities and stockholders' equity	$3,233,457	$3,104,399

GMS Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Nine Months Ended January 31,
	2023	2022
Cash flows from operating activities:
Net income	$257,398	$196,946
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	96,085	86,867
Amortization of debt discount and debt issuance costs	1,176	2,037
Equity-based compensation	17,289	12,461
Gain on disposal and impairment of assets	(614)	(474)
Deferred income taxes	(1,951)	(1,740)
Other items, net	5,891	5,357
Changes in assets and liabilities net of effects of acquisitions:
Trade accounts and notes receivable	(28,148)	(109,948)
Inventories	(34,717)	(191,103)
Prepaid expenses and other assets	(907)	2,215
Accounts payable	(51,491)	(46,310)
Accrued compensation and employee benefits	(16,469)	3,618
Other accrued expenses and liabilities	(6,615)	20,187
Cash provided by (used in) operating activities	236,927	(19,887)
Cash flows from investing activities:
Purchases of property and equipment	(33,250)	(33,161)
Proceeds from sale of assets	1,661	1,124
Acquisition of businesses, net of cash acquired	(20,415)	(345,376)
Cash used in investing activities	(52,004)	(377,413)
Cash flows from financing activities:
Repayments on revolving credit facilities	(361,247)	(823,583)
Borrowings from revolving credit facilities	390,113	1,182,774
Payments of principal on long-term debt	(3,832)	(3,832)
Payments of principal on finance lease obligations	(26,167)	(23,154)
Repurchases of common stock	(82,767)	(17,858)
Payment of acquisition holdback liability	(13,500)	—
Payment for debt issuance costs	(3,157)	—
Proceeds from exercises of stock options	2,430	4,024
Payments for taxes related to net share settlement of equity awards	(4,005)	(2,850)
Proceeds from issuance of stock pursuant to employee stock purchase plan	3,203	2,332
Cash (used in) provided by financing activities	(98,929)	317,853
Effect of exchange rates on cash and cash equivalents	(1,247)	(590)
Increase (decrease) in cash and cash equivalents	84,747	(80,037)
Cash and cash equivalents, beginning of period	101,916	167,012
Cash and cash equivalents, end of period	$186,663	$86,975
Supplemental cash flow disclosures:
Cash paid for income taxes	$85,642	$61,066
Cash paid for interest	49,193	35,721

GMS Inc.

Net Sales by Product Group (Unaudited)

(dollars in thousands)

	Three Months Ended				Nine Months Ended
	January 31, 2023	% of Total	January 31, 2022	% of Total	January 31, 2023	% of Total	January 31, 2022	% of Total
Wallboard	$500,710	40.6%	$415,132	36.0%	$1,606,821	39.9%	$1,219,789	36.5%
Ceilings	146,810	11.9%	139,894	12.1%	473,686	11.8%	418,831	12.5%
Steel framing	234,451	19.0%	282,764	24.5%	787,499	19.6%	751,040	22.4%
Complementary products	352,647	28.6%	315,805	27.4%	1,157,144	28.7%	956,562	28.6%
Total net sales	$1,234,618		$1,153,595		$4,025,150		$3,346,222

GMS Inc.

Reconciliation of Net Income to Adjusted EBITDA (Unaudited)

(in thousands)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2023	2022	2023	2022
Net income	$64,775	$61,383	$257,398	$196,946
Interest expense	16,943	15,429	47,659	43,830
Interest income	(180)	(40)	(390)	(67)
Provision for income taxes	23,697	21,211	91,722	64,951
Depreciation expense	15,162	13,816	45,213	40,444
Amortization expense	16,257	15,934	50,872	46,423
EBITDA	$136,654	$127,733	$492,474	$392,527
Stock appreciation expense(a)	314	1,251	5,888	3,126
Redeemable noncontrolling interests and deferred compensation(b)	368	182	1,203	1,085
Equity-based compensation(c)	3,285	3,077	10,198	8,250
Severance and other permitted costs(d)	(315)	273	416	669
Transaction costs (acquisitions and other)(e)	476	921	1,154	3,889
Gain on disposal of assets(f)	(411)	(252)	(614)	(474)
Effects of fair value adjustments to inventory(g)	457	1,870	636	3,601
EBITDA addbacks	4,174	7,322	18,881	20,146
Adjusted EBITDA	$140,828	$135,055	$511,355	$412,673

Net sales	$1,234,618	$1,153,595	$4,025,150	$3,346,222
Adjusted EBITDA Margin	11.4%	11.7%	12.7%	12.3%

(a)	Represents changes in the fair value of stock appreciation rights.
(b)	Represents changes in the fair values of noncontrolling interests and deferred compensation agreements.
(c)	Represents non-cash equity-based compensation expense related to the issuance of share-based awards.
(d)	Represents severance expenses and other costs permitted in the calculation of Adjusted EBITDA under the ABL Facility and the Term Loan Facility.
(e)	Represents costs related to acquisitions paid to third parties.
(f)	Includes gains and losses from the sale and disposal of assets.
(g)	Represents the non-cash cost of sales impact of acquisition accounting adjustments to increase inventory to its estimated fair value.

GMS Inc.

Reconciliation of Cash Provided By (Used In) Operating Activities to Free Cash Flow (Unaudited)

(in thousands)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2023	2022	2023	2022
Cash provided by (used in) operating activities	$134,066	$57,208	$236,927	$(19,887)
Purchases of property and equipment	(11,580)	(17,042)	(33,250)	(33,161)
Free cash flow (a)	$122,486	$40,166	$203,677	$(53,048)

(a) Free cash flow is a non-GAAP financial measure that we define as net cash provided by (used in) operations less capital expenditures.

GMS Inc.

Reconciliation of Selling, General and Administrative Expense to Adjusted SG&A (Unaudited)

(in thousands)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2023	2022	2023	2022
Selling, general and administrative expense	$267,380	$241,040	$814,063	$685,652

Adjustments
Stock appreciation expense(a)	(314)	(1,251)	(5,888)	(3,126)
Redeemable noncontrolling interests and deferred compensation(b)	(368)	(182)	(1,203)	(1,085)
Equity-based compensation(c)	(3,285)	(3,077)	(10,198)	(8,250)
Severance and other permitted costs(d)	257	(273)	(491)	(685)
Transaction costs (acquisitions and other)(e)	(476)	(921)	(1,154)	(3,889)
Gain on disposal of assets(f)	411	252	614	474
Adjusted SG&A	$263,605	$235,588	$795,743	$669,091

Net sales	$1,234,618	$1,153,595	$4,025,150	$3,346,222
Adjusted SG&A margin	21.4%	20.4%	19.8%	20.0%

(a)	Represents changes in the fair value of stock appreciation rights.
(b)	Represents changes in the fair values of noncontrolling interests and deferred compensation agreements.
(c)	Represents non-cash equity-based compensation expense related to the issuance of share-based awards.
(d)	Represents severance expenses and other costs permitted in the calculation of Adjusted EBITDA under the ABL Facility and the Term Loan Facility.
(e)	Represents costs related to acquisitions paid to third parties.
(f)	Includes gains and losses from the sale and disposal of assets.

GMS Inc.

Reconciliation of Income Before Taxes to Adjusted Net Income (Unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2023	2022	2023	2022
Income before taxes	$88,472	$82,594	$349,120	$261,897
EBITDA add-backs	4,174	7,322	18,881	20,146
Acquisition accounting depreciation and amortization (1)	12,485	11,424	38,820	32,553
Adjusted pre-tax income	105,131	101,340	406,821	314,596
Adjusted income tax expense	26,808	24,828	103,739	77,076
Adjusted net income	$78,323	$76,512	$303,082	$237,520
Effective tax rate (2)	25.5%	24.5%	25.5%	24.5%

Weighted average shares outstanding:
Basic	41,578	43,094	42,119	43,106
Diluted	42,232	43,945	42,812	43,937
Adjusted net income per share:
Basic	$1.88	$1.78	$7.20	$5.51
Diluted	$1.85	$1.74	$7.08	$5.41

(1)	Depreciation and amortization from the increase in value of certain long-term assets associated with the April 1, 2014 acquisition of the predecessor company and amortization of intangible assets from the acquisitions of Titan, Westside Building Material and Ames Taping Tools.

(2)	Normalized cash tax rate excluding the impact of acquisition accounting and certain other deferred tax amounts.